August 8, 1995


                       FOR INTERNAL PUTNAM USE ONLY



                PUTNAM INTERMEDIATE GOVERNMENT INCOME TRUST
                               SUNROOF VOTE


Introduction

     On August 8, 1995, a proxy statement was sent to shareholders of Putnam Intermediate Government Income Trust (the
"Fund"), concerning a proposal to convert the Fund from a closed-end to an open-end fund. Set forth below are answers to questions likely to be asked.

What is being considered under this item?

     Shareholders are being asked whether they want to convert the Fund from a closed-end fund to an open-end fund. The Trustees, as discussed in more detail below, unanimously recommend that shareholders vote against converting the closed-end Fund to an open-end fund. If approved, the conversion would result in the "delisting" of your Fund's shares from the New York Stock Exchange where they are currently traded. The shares would then become redeemable directly from the Fund at net asset value.

     A conversion from a closed-end fund to an open-end fund would also require a number of changes in the Agreement and Declaration of Trust (the "Declaration of Trust") under which the Fund was established. Accordingly, approval of this proposal would also authorize the Fund's Trustees to make amendments that they decide are necessary or appropriate to operate the Fund in open-end form if this proposal is approved. These changes are described in greater detail in the proxy statement.


Why is this question being submitted to shareholders?

     The Fund's legal documents require that shareholders of the Fund be given the opportunity to vote on a proposal to convert the Fund from a closed-end to an open-end fund if the Fund's shares have traded at an average discount of more than 10% from their net asset value during the last twelve weeks of the preceding fiscal year, measured as of the last trading day in each week. For the twelve-weeks ended November 25, 1994, the Fund's shares traded at an average discount of 10.97%, requiring that the conversion proposal be submitted to shareholders for their consideration.


What is the Recommendation of the Trustees?

     For the reasons described below, the Trustees of the Fund, including all of the independent Trustees, have unanimously concluded that the conversion of the Fund to open-end status would not be in the best long term interests of shareholders of the Fund. As a result they have recommended that shareholders vote against the proposal to convert to open-end status.


Why are the Fund's Trustees recommending a Vote Against a Conversion?

     The Trustees of the Fund are recommending a vote against converting the Fund to open-end status for the following reasons:

     1. THE TRUSTEES BELIEVE THAT THE FUND'S CLOSED-END STATUS PROVIDES SIGNIFICANT INVESTMENT ADVANTAGES NOT AVAILABLE TO AN OPEN-END FUND. Because the Fund's shares are not redeemable, the Fund is not required to maintain short term investments in anticipation of possible redemptions and the Fund's assets can be fully invested in higher-yielding securities in pursuit of the Fund's investment objectives. Furthermore, as a closed-end Fund, the Fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, the Fund's portfolio manager is not required to invest additional cash from new sales at times when market conditions are unfavorable or to sell securities to meet redemptions at inopportune times.

     2. THE TRUSTEES BELIEVE THAT THE FUND'S OPERATING EXPENSES WOULD LIKELY INCREASE IF THE FUND WERE CONVERTED TO AN OPEN-END FUND. As an open-end fund, the Fund would be required, as a practical matter, to make a continuous public offering of its shares in order to offset redemptions and to maintain the economies of scale available at its current size. A 12b-1 distribution plan would likely need to be implemented. Further, in the Trustees' view, the advantages of potential growth that could result from being converted to an open-end fund are limited since the Fund is already of significant size, with net assets of approximately $558 million at June 30, 1995. On the other hand, it is Putnam's belief that the Fund might experience significant redemptions following any conversion. Depending on the size of the redemptions and any sales of new shares, expense ratios could increase if the Fund converts to open-end status and the Fund decreases in size.

     3. THE TRUSTEES BELIEVE THAT RECENT DISCOUNTS FROM NET ASSET VALUE IN THE TRADING MARKET PRICE OF THE FUND'S SHARES ARE NOT REPRESENTATIVE OF THE TRADING HISTORY OF THE FUND'S SHARES OVER THE LONGER TERM. Indeed, at times the Fund's shares have traded at premiums to their net asset value.
     The average daily discount for the Fund's shares for the life of the Fund through June 30, 1995 is -3.56%.

     4. Putnam Management has advised the Trustees that in its judgement the recent discounts reflect in large part the adverse conditions prevailing in the markets for fixed income securities in the last few years generally and that there is no reason to believe that such discounts will continue indefinitely.

 .    The Trustees believe that most shareholders of the Fund
     purchased their shares

 with a long-term investment perspective that recognized the special advantages of the closed-end structure. In addition, many shareholders have purchased their Fund shares at a discount and have not been adversely affected by the discount. Consequently, the Trustees do not believe that the existence of a more significant discount in recent years should be viewed as grounds for depriving shareholders of the advantages of the closed-end structure.


How has the Fund performed?

     The following table summarizes the annualized total return of your Fund for the periods shown based both on the net asset value and the market value of its share:

             TOTAL RETURN (ANNUALIZED) THROUGH JUNE 30, 1995





1 year

3 years

5 years
Since
inception
6/88


On Net Asset
Value
12.06%
7.36%
9.24%
9.09%


On Market Value
11.89%
5.06%
8.37%
6.41%


The Fund is ranked as follows by Lipper Analytical Services, Inc.
("Lipper") for the periods indicated below ending June 30, 1995:






1 year

3 years

5 years
Since
inception
(6/88)


4 of 7
3 of 7
3 of 7
3 of 5






Lipper includes the Fund in a combined closed-end general U.S. government and closed-end U.S. intermediate government universe for funds that do not issue preferred shares or other securities as a method of financial leverage. As indicated above, the number of funds in the Fund's Lipper category is limited. The rankings set forth above are based on total return, reflecting changes in net asset value adjusted for reinvestment of capital gains and income dividends. They do not reflect changes in market price of shares in the case of closed-end funds or, for any fund, the deduction of sales charges. Past performance is no guarantee of future performance.


What are the principal differences between a closed-end fund and an open-end fund?

     SALES AND REDEMPTIONS OF SHARES. Closed-end funds issue shares through an initial public offering and generally do not raise additional capital after that time. Shares are traded on an exchange such as the New York Stock Exchange
     but are not generally redeemable.   Open-end funds, in
     contrast, generally engage in a continuous public offering of their shares. In addition, shares of open-end funds are generally redeemable at any time at their net asset value.


     INVESTMENT FLEXIBILITY. The cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, also tend to reduce the investment flexibility of open-end funds.


     SHAREHOLDER PRIVILEGES. Shareholders of the Fund currently have the option of participating in the Fund's Dividend Reinvestment Plan, under which cash distributions paid by the Fund are generally reinvested through the purchase of additional Fund shares at market prices that currently reflect a discount from net asset value. (At times when the Fund's shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) If the Fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times.


Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of more than 63 open-end funds in the Putnam group. Shareholders of a closed-end fund such as the Fund currently do not have that privilege.

                       FOR INTERNAL PUTNAM USE ONLY


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